CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in the Registration Statement of International Food Products Group, Inc. on Form S-8 relating to the registration of 12,000,000 common shares to be issued to certain outside consultants pursuant to the 2006 Compensation Plan for Outside Consultants of our Auditors' Report, dated October 12, 2005, on the balance sheets of International Food Products Group, Inc. as at June 30, 2005 and 2004, and the related statements of operations, statements of shareholders' deficit, and statements of cash flows for the years ended June 30, 2005 and 2004.

/s/ Kelly & Company
Kelly & Company
Costa Mesa, California
February 7, 2006